Exhibit 99.1

Kodak Reports 3rd Quarter 2011 Results, Steady Progress in Transformation

Cash Balance on Sept. 30 Totals $862 Million; Year-End Cash Balance Forecasted at $1.3 Billion to $1.4 Billion, Before Digital Imaging Patent Sale;

Company’s Core Digital Growth Businesses, as a Group, Grew Revenue 13%, Led by a 44% Increase in Consumer Inkjet Printers and Ink, and an 89% Increase in Packaging;

Total Digital Operating Profitability Improved, Led by $53 Million Year-Over-Year Increase in Consumer Digital Imaging Group, Excluding Year-Ago Non-Recurring Patent Licensing Revenue;

Company Updates Full-Year Financial Targets

ROCHESTER, N.Y.--(BUSINESS WIRE)--November 3, 2011--Eastman Kodak Company (NYSE: EK) today reported steady progress toward becoming a profitable and sustainable digital company as third-quarter digital earnings improved, excluding non-recurring patent licensing revenue in the prior-year period, and sales increased in its core digital growth businesses. Total company revenue declined largely because of lower sales of traditional products, a planned reduction in digital camera sales, and the absence, compared to the year-ago period, of significant non-recurring patent licensing revenue.

Third-quarter sales were $1.462 billion, a 17% decrease from the year-ago quarter or only 5% when excluding the benefit of a $210 million non-recurring patent licensing transaction in the year-ago period. Third-quarter digital revenue grew 3% excluding that year-ago intellectual property revenue and a 25% decline in the company’s Digital Cameras & Devices business, which reflects the strategic decision this year to trade revenue for improved earnings. Revenue from the core digital growth businesses – Consumer and Commercial Inkjet, Workflow Software & Services, and Packaging Solutions – increased 13%, fueled by 44% revenue growth in Consumer Inkjet printers and ink, and 89% revenue growth in Packaging Solutions. The revenue decline rate for the company’s Film, Photofinishing and Entertainment Group slowed to 10% in the third quarter.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported a third-quarter loss from continuing operations of $222 million, or $0.83 per share, compared with a loss from continuing operations on the same basis of $43 million, or $0.16 per share, in the year-ago period. The results largely reflect the absence of sizable patent licensing revenue in this year’s third quarter versus the year-ago period and the continued secular decline of traditional products¸ partially offset by better operating performance, excluding non-recurring intellectual property revenue, in the company’s digital businesses.

Non-operational items of net benefit in the third quarter of 2011 totaled $2 million after tax, or $0.00 per share, primarily due to tax-related items, substantially offset by restructuring charges, impairments, and corporate components of pension and other post-employment benefit costs. Non-operational items of net expense in the third quarter of 2010 totaled $13 million after tax, or $0.05 per share, primarily due to restructuring charges and tax-related items, partially offset by corporate components of pension and other post-employment benefit costs. (Please refer to the attached Non-Operational Items table for more information.)

“More than anything, the results of this quarter reflect our continued progress toward establishing digital growth businesses that will form the nucleus of a new Kodak,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “In Consumer Inkjet, ink gross profit dollars doubled in the third quarter and year-to-date. Our installed base of printers is now sufficiently large that we expect to meet a key milestone in the fourth quarter – achieving positive gross profit for this business as a whole, driven by ink gross profit. Packaging Solutions sales increased 89% in the quarter and more than 130% year-to-date. In Commercial Inkjet, revenue for the entire PROSPER product line rose 40% in the third quarter, and we anticipate that revenue recognition for PROSPER presses will accelerate in the fourth quarter, based on installations already in the field and continued success in the marketplace. That said, we continued to incur higher-than-planned start-up costs for PROSPER systems in the third quarter and associated delays in revenue recognition, while demand declined for legacy VERSAMARK inkjet presses. Of particular note is that customers of the PROSPER press are beginning to place additional orders as they experience the revolutionary value proposition of offset-class quality and productivity combined with the flexibility and speed of digital.

“As for our cash-generating businesses, the digital product lines, led by Digital Cameras & Devices, significantly improved their cash and earnings performance in the quarter on an operational basis, and we expect the improved performance to continue in the fourth quarter and through 2012,” Perez said. “Our traditional business also generated a profit despite significant headwinds from high raw material costs, especially silver.

“We now expect to end the year with as much as $1.4 billion in cash, before any proceeds from the sale of our digital imaging patent portfolios, reflecting the company’s seasonal generation of cash in the fourth quarter,” Perez said. “Remember as well that the eventual sale of our digital patent portfolios will materially increase our cash balance and help to accelerate our efforts to complete the transformation. What’s more, 2011 represents the peak year for cash usage by our business units during this transformation. In 2012, we expect cash usage attributed to the operating businesses to decline notably, stemming from significant profitability improvements in consumer and commercial inkjet as well as digital cameras. We remain confident that we are creating a digital Kodak that will help our customers grow their business through high-quality and innovative products and services. We continue to make progress against that goal, and we look forward to reporting additional progress in the months ahead.”

Other third-quarter 2011 details:

  Excluding the prior-year non-recurring patent licensing revenue and certain higher raw material costs, Gross Profit improved 3 percentage points. On a GAAP basis, Gross Profit was 14% of sales, as compared to 27% of sales in the year-ago period. This decrease in margin was primarily driven by the timing of the patent licensing revenue, increased raw material costs, partially offset by improvement in the gross margins of the company’s strategic growth businesses as a group.
  Operating expenses, on a GAAP basis, continue to decline as a result of company-wide cost reductions:
    Selling, General and Administrative (SG&A) expenses were $284 million, a $29 million decline from the prior-year quarter.
    Research and Development (R&D) expenses were $68 million, a $14 million decline from the prior-year quarter.
  Primarily reflecting the timing of patent licensing revenue, third-quarter 2011 cash usage, before restructuring payments, was $189 million, compared with the cash generation of $123 million in the year-ago quarter. This corresponds to net cash used in continuing operations from operating activities on a GAAP basis of $191 million in the third quarter, compared with net cash generated in continuing operations from operating activities on a GAAP basis of $140 million in the third quarter of 2010, which included $269 million from non-recurring intellectual property licensing receipts.
  Kodak held $862 million in cash and cash equivalents as of September 30, 2011.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Reflecting the strategic decision this year to focus on earnings in the digital camera market and to accept lower camera revenue, Consumer Digital Imaging Group third-quarter sales were $408 million, compared with $664 million in the prior-year quarter. This decline also reflects the timing of patent licensing revenue, which was partly offset by growth in the Consumer Inkjet business. Excluding the year-ago patent licensing revenue, the segment’s results improved by $53 million, reflecting the continued growth of ink gross profit within Consumer Inkjet, reduced operating costs stemming from the participation choices in Digital Cameras & Devices, as well as improved operational performance across the entire group. The segment’s third-quarter loss from operations was $90 million, compared with earnings of $67 million in the prior-year quarter, which included the benefit of the non-recurring patent licensing revenue.
  Graphic Communications Group third-quarter 2011 sales were $665 million, a 1% increase over the prior-year period. The third-quarter loss from operations for the segment was $55 million, compared with a loss of $35 million in the year-ago quarter. The results primarily reflect start-up costs to support growth opportunities in Commercial Inkjet, unfavorable price/mix for digital plates, and increased raw material costs.
  Film, Photofinishing and Entertainment Group third-quarter sales were $389 million, a 10% decline from the year-ago quarter, driven by continuing industry-related volume declines. Third-quarter earnings from operations for the segment were $15 million, compared with earnings of $28 million in the year-ago period. This decrease in earnings was primarily driven by significantly increased raw material costs, particularly silver, and industry-related declines in volumes, largely offset by cost reductions and price actions across the segment.

Update on Intellectual Property Activities

As the company has previously discussed, Kodak’s intellectual property strategy has three goals: To provide the company with design freedom to develop and introduce innovative new products, to provide access to new markets and new partnerships, and to generate income and cash.

In recent years, in keeping with that strategy, the company has actively monetized its intellectual property through a series of individual transactions as a way to fund its digital transformation. Throughout this period, as previously discussed, the company has also contemplated, at an appropriate point in time, shifting its monetization approach. Given the recent trends in the IP marketplace, and a heightened demand for premier intellectual property portfolios, now is the appropriate time to make this change. As a result, the company announced in July its intention to explore strategic alternatives for approximately 1,100 U.S. digital imaging patents, which represent about 10% of its patent portfolio and which are not core to its future. The company is pleased with the progress and level of interest in the portfolios. When the sale of these portfolios does occur, the company anticipates the proceeds will materially increase its cash balance.

The company’s updated outlook, detailed below, does not include any income or cash flow from the sale of its digital imaging patent portfolios, nor does it contemplate any resolution of the intellectual property litigation currently before the U.S. International Trade Commission. The company remains confident that it will ultimately prevail in its current litigation involving Apple and Research In Motion.

2011 Outlook

  For the full year, the company now expects its total revenue to be in the range of $6.3 billion to $6.4 billion. Previously, the company forecasted full-year revenue to be in the range of $6.4 billion to $6.7 billion.
  Kodak continues to build the scale of its digital growth businesses – Consumer and Commercial Inkjet, Workflow Software & Services, and Packaging Solutions – and now expects to achieve 2011 full-year aggregate revenue growth from these businesses of approximately 25%. Previously, the company forecasted aggregate full-year revenue growth in a range of 30% to 40%.
  Kodak now expects 2011 segment losses to be closer to $300 million, which is within the previously forecasted segment loss range of $100 million to $300 million. On a GAAP basis, the company now expects earnings from continuing operations before interest expense, other income (charges), net, and income taxes in the range of a negative $300 million to negative $400 million, reflecting lower earnings and lower gains on asset sales. Previously, the company forecasted GAAP earnings in the range of $50 million to negative $150 million.
  Kodak is now targeting a 2011 loss from continuing operations in the range of $400 million to $600 million. Previously, the company forecasted a loss in the range of $200 million to $400 million.
  The company now expects a year-end cash balance of $1.3 billion to $1.4 billion, excluding the proceeds of any sale of its digital imaging patent portfolios. Previously, the company forecasted a year-end cash balance of $1.6 billion to $1.7 billion. The company continues to expect $250 million to $350 million in cash this year from intellectual property licensing transactions. The company now expects proceeds from sales of non-core assets to be approximately $200 million.

The outlook detailed above reflects, on the revenue and earnings side, the impact of slowing economic momentum globally; the strategic decision to trade digital camera revenue for improved profitability; lower demand than previously forecasted for digital plates; lower growth, in the aggregate, for the four digital growth businesses; and higher than planned start-up costs for the PROSPER press platform. The updated cash outlook excludes the proceeds of any sale of the company’s digital imaging patent portfolios, as well as lower than planned earnings and the delay in the timing of proceeds from asset sales.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio M. Perez and Kodak Chief Financial Officer, Antoinette P. McCorvey, will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: +1 480-629-9771, conference ID 4474312#. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Thursday, November 3, by dialing +1 303-590-3030, access code 4474312#. The playback number will be active until Thursday, November 10, at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this document may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: revenue; revenue growth; gross margins; earnings; cash generation and usage; gross profit; demand for our products, including commercial inkjet, consumer inkjet, workflow software and packaging printing solutions; potential revenue, cash and earnings from intellectual property licensing and the potential outcome of intellectual property infringement litigation; liquidity; potential proceeds from asset sales and from the potential sale of our digital imaging patent portfolios; and the global economic environment.

Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the following risks, uncertainties, assumptions and factors as described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Litigation Reform Act of 1995" and in other filings the Company makes with the SEC from time to time:

  Whether we can generate or raise cash and maintain a cash balance sufficient to fund our continued investments, capital needs, restructuring payments and service our debt;
  Whether we can raise sufficient proceeds from the sale of non-core assets and the potential sale of our digital imaging patent portfolios within our plan;
  Whether we are successful in licensing and enforcing our intellectual property rights on which our business depends, or if third parties assert that we violate their intellectual property rights which could adversely affect our revenue, earnings, expenses and liquidity;
  The competitive pressures we face which could adversely affect our revenue, gross margins and market share;
  Whether our commercialization and manufacturing processes fail to prevent product reliability and quality issues which could adversely affect our financial results, harm our reputation and delay product launch plans;
  Whether we are successful with the strategic investment decisions we have made which could adversely affect our financial performance;
  Whether we effectively anticipate technology trends and develop and market new products to respond to changing customer preferences which could adversely affect our revenue, earnings and cash flow;
  Continued weakness or worsening of economic conditions which could continue to adversely affect our financial performance and our liquidity;
  Whether we are successful in attracting, retaining and motivating key employees which could adversely affect our revenue and earnings;
  Whether our future pension and postretirement plan costs and required contribution levels are impacted by changes in actuarial assumptions, future market performance of plan assets or obligations imposed by legislation or pension authorities which could adversely affect our financial position, results of operations and cash flow;
  Due to the nature of products we sell and our worldwide distribution, we are subject to changes in currency exchange rates, interest rates and commodity costs which could adversely affect our results of operations and financial position;
  Whether we are able to provide competitive financing arrangements to our customers or if we extend credit to customers whose creditworthiness deteriorates which could adversely affect our revenue, profitability and financial position;
  Our failure to implement plans to reduce our cost structure in anticipation of declining demand for certain products or delays in implementing such plans which could adversely affect our consolidated results of operations, financial position and liquidity;
  We have outsourced a significant portion of our overall worldwide manufacturing, logistics and back office operations and face the risks associated with reliance on third party suppliers.

The Company cautions readers to carefully consider such factors. Many of these factors are beyond the Company’s control. In addition, these forward-looking statements represent the Company’s expectations only as of the date they are made, and should not be relied upon as representing the Company’s expectations as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its expectations change.

Any forward-looking statements in this document should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

Non-Operational Items

The Company defines Non-Operational Items as restructuring and related charges, pension and OPEB cost components not included in segment earnings, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-Operational Items, as defined, are specific to the Company and other companies may define the term, or similar terms, differently. The following table presents a description of the Non-Operational Items affecting the Company's quarterly results by line item in the statement of operations for the third quarter of 2011 and 2010, respectively.

	3rd Quarter
	2011		2010
(in millions, except per share data)		Diluted		Diluted
	$	EPS	$	EPS

Loss from continuing operations available to common stockholders	$(222)	$(0.83)	$(43)	$(0.16)

Non-operational items - Income/(Expense):
Corporate components of Pension and OPEB (expense) income (COGS)	(11)	(0.04)	6	0.02
Corporate components of Pension and OPEB (expense) income (SG&A)	(6)	(0.02)	9	0.03
Corporate components of Pension and OPEB income (R&D)	4	0.01	10	0.04
Total corporate components of Pension and OPEB (expense) income	(13)	(0.05)	25	0.09

Restructuring charges (COGS)	(1)	-	(5)	(0.02)
Restructuring charges (Restructuring costs, rationalization and other)	(17)	(0.07)	(24)	(0.09)
Total restructuring and rationalization charges	(18)	(0.07)	(29)	(0.11)

Gains (losses) on asset sales or impairments (Other operating income/(expense), net)	(12)	(0.05)	3	0.01
Tax impacts of the above items, net (Benefit for income taxes)	3	0.01	1	0.01
Total Non-operational items, net of tax, before discrete tax items	(40)	(0.16)	-	-
Other discrete tax items (Benefit (provision) for income taxes)	42	0.16	(13)	(0.05)
Total Non-operational items, net of tax	$2	-	$(13)	(0.05)

Within the Company's third quarter 2011 earnings release, reference is made to certain non-GAAP financial measures, including “Consumer Digital Imaging Group Operating Profitability Excluding Prior-Year Non-Recurring Patent Licensing Revenue”, “Revenue Excluding Prior-Year Non-Recurring Patent Licensing Transaction”, “Digital Revenue Excluding Prior-Year Non-Recurring Patent Licensing Transaction and Decline in Digital Cameras and Devices Revenue”, “Gross Profit Excluding Prior-Year Non-Recurring Patent Licensing Revenue and Silver and Aluminum Cost Increases”, “Cash (Usage) Generation Before Restructuring Payments” and “Segment (Loss) Earnings Forecast”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in the November 3, 2011 earnings release.

The following table reconciles consumer digital imaging group operating profitability excluding prior-year non-recurring patent licensing revenue to the most directly comparable GAAP measure of consumer digital imaging group operating profitability (amounts in millions):

	Q3	Q3
	2011	2010	Change

Consumer digital imaging group operating profitability excluding
prior-year non-recurring patent licensing revenue, as presented	$(90)	$(143)	$53
Prior-year non-recurring patent licensing revenue	-	210	(210)
Consumer digital imaging group operating profitability (GAAP
basis), as presented	$(90)	$67	$(157)

The following table reconciles revenue excluding a prior-year non-recurring patent licensing transaction to the most directly comparable GAAP measure of total company revenue (dollar amounts in millions):

	Q3	Q3
	2011	2010	Change

Revenue excluding prior-year non-recurring patent licensing transaction, as presented	$1,462	$1,546	-5%
Prior-year non-recurring patent licensing transaction	-	210	-100%
Total company revenue (GAAP basis), as presented	$1,462	$1,756	-17%

The following table reconciles digital revenue excluding a prior-year non-recurring patent licensing transaction and decline in digital cameras and devices revenue to the most directly comparable GAAP measure of total company revenue (dollar amounts in millions):

	Q3	Q3
	2011	2010	Change

Digital revenue excluding prior-year non-recurring patent licensing transaction and
decline in digital cameras and devices, as presented	$874	$846	3%
Prior-year non-recurring patent licensing transaction	-	210	-100%
Decline in digital cameras and devices revenue, as presented	199	267	-25%
Digital revenue	1,073	1,323	-19%
Traditional revenue, as presented	389	433	-10%
Total company revenue (GAAP basis), as presented	$1,462	$1,756	-17%

The following table reconciles gross profit excluding prior-year non-recurring patent licensing revenue and silver and aluminum cost increases to the most directly comparable GAAP measure of gross profit:

	Q3	Q3
	2011	2010
	Gross	Gross	% Point
	Profit %	Profit %	Change
Gross profit excluding prior-year non-recurring patent licensing
revenue and silver and aluminum cost increases, as presented	18%	15%	+3pp
Prior-year non-recurring patent licensing revenue	0%	12%	-12pp
Silver and aluminum cost increases	-4%	0%	-4pp
Gross profit (GAAP basis), as presented	14%	27%	-13pp

The following table reconciles cash (usage) generation before restructuring payments to the most directly comparable GAAP measure of net cash (used in) provided by continuing operations from operating activities (amounts in millions):

	Q3 2011	Q3 2010	Change

Cash (usage) generation before restructuring payments, as presented	$ (189)	$ 123	$ (312)
Cash restructuring payments	(16)	(12)	(4)
Cash (usage) generation	(205)	111	(316)
Proceeds from sales of businesses/assets	(18)	-	(18)
Free cash flow	(223)	111	(334)
Additions to properties	32	29	3
Net cash (used in) provided by continuing operations from operating
activities (GAAP basis), as presented	$ (191)	$ 140	$ (331)

The following table reconciles segment (loss) earnings to the most directly comparable GAAP measure of (loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes (amounts in millions):

	2011	2011
	Previous	Revised
	Forecast	Forecast

Segment (loss) earnings, as presented	$(300) - $(100)	~$(300)
Non-operational pension & OPEB components	(25)	(25)
Restructuring charges	(170) - (150)	(170) - (150)
Other operating income (expense), net	300 - 400	100 - 200
(Loss) earnings from continuing operations before interest expense, other
income (charges), net and income taxes (GAAP basis), as presented	$(150) - $50	$(400) - $(300)

CONTACT:
Kodak
Financial Media:
Gerard Meuchner, +1 585-724-4513
gerard.meuchner@kodak.com
or
Christopher Veronda, +1 585-724-2622
christopher.veronda@kodak.com
or
Investor Relations:
Angela Nash, +1 585-724-0982
angela.nash@kodak.com
or
Sandra Rowland, +1 585-724-5147
sandra.rowland@kodak.com